Exhibit 10.2

EMPLOYMENT AGREEMENT

LMI AEROSPACE, INC., a Missouri corporation (the "Corporation"), and Robert T. Grah (the "Employee") hereby agree as follows:

1.             Employment. The Corporation hereby employs the Employee, and the Employee accepts employment from the Corporation, upon the terms and conditions hereinafter set forth. Any and all employment agreements heretofore entered into between the Corporation and the Employee are hereby terminated and cancelled, and each of the parties hereto mutually releases and discharges the other from any and all obligations and liabilities heretofore or now existing under or by virtue of any such employment agreements, it being the intention of the parties hereto that this Agreement, effective immediately, shall supersede and be in lieu of any and all prior employment agreements between them.

2.              Term of Employment.

 (A)          The initial term of the Employee's employment under this Agreement shall commence on January 1, 2011 and shall terminate as of the close of business on January 1, 2014; provided, however, that this Agreement shall be automatically extended for additional terms of one year each unless not later than October 31 of any year beginning in 2013, either party has given written notice to the other party of its or the Employee's intention not to extend the term of this Agreement; and provided, further, that the term of employment may be terminated upon the earlier occurrence of any of the following events:

(1)            Upon the termination of the business or corporate existence of the Corporation;

(2)            At the Corporation's option, in the event the Corporation determines that the Employee is not performing the duties required of the Employee hereunder to the satisfaction of the Corporation;

(3)            Upon the death of the Employee;

(4)            At the Corporation's option, if the Employee shall suffer a permanent disability. (For the purposes of this Agreement, "permanent disability" means any physical or mental impairment that renders the Employee unable for a period of six (6) months or more to perform the essential job functions of the Employee's position, even with reasonable accommodation, as determined by a physician selected by the Corporation.) The Employee acknowledges and agrees that the Employee shall voluntarily submit to a medical or psychological examination for the purpose of determining the Employee's continued fitness to perform the essential functions of the Employee's position whenever requested to do so by the Corporation. If the Corporation elects to terminate the employment relationship on this basis, the Corporation shall notify the Employee or the Employee's representative in writing and the termination shall become effective on the date that such notification is given;

(5)            At the Corporation's option, upon ten (10) calendar days' written notice to the Employee, in the event of any breach or default by the Employee of any of the terms of this Agreement or of any of the Employee's duties or obligations hereunder. In lieu of providing ten (10) calendar days' advance written notice, the Corporation, at its sole option, may terminate the Employee's services immediately and pay the Employee an amount that is equivalent to ten (10) calendar days of the Employee's salary, less any deductions required by law;

(6)            At the Corporation's option, without any advance notice, in the event that the Employee engages in conduct which, in the opinion of the Corporation, (1) constitutes dishonesty of any kind (including, but not limited to, any misrepresentation of facts or falsification of records) in the Employee's relations, interactions or dealings with the Corporation or its customers; (2) constitutes a felony; (3) potentially may or will expose the Corporation to public disrepute or disgrace, or potentially may or will cause harm to the customer relations, operations or business prospects of the Corporation; (4) constitutes harassment or discrimination towards any person associated with the Corporation, whether an employee, agent or customer, based upon that person's race, color, national origin, sex, age, disability, religion, or other protected status; (5) reflects disruptive or disorderly conduct, including but not limited to, acts of violence, fighting, intimidation or threats of violence against any person associated with the Corporation, whether an employee, agent or customer, or possessing a weapon while on the Corporation's premises or while acting on behalf of the Corporation; (6) is indicative of abusive or illegal drug use while on the Corporation's premises or while acting on the Corporation's behalf; or (7) constitutes a willful violation of any governmental rules or regulations; or

(7)            At the Employee's option, after providing the Corporation with at least thirty (30) calendar days advance written notice of the Employee's intention to terminate the employment relationship.

If employment is terminated for any of the reasons set forth in (3) through (7) of this subsection 2(A), the Employee shall be entitled to receive only the Base Salary (as that term is hereinafter defined) accrued but unpaid as of the date of the termination and shall be ineligible to receive any additional compensation or severance pay. If, on the other hand, employment is terminated by the Corporation during the term of this Agreement for any reason other than those set forth in (3) through (7) of this subsection 2(A), subject to the conditions set forth in subsections 2(C) and (D) of this Agreement, the Corporation shall provide severance pay to the Employee in an amount based upon his length of service with the Corporation. Specifically, the Corporation shall provide the Employee with six (6) months of Base Salary if he has less than five (5) years of service with the Corporation as of the date of his termination and with twelve (12) months of Base Salary if he has five (5) or more years of service with the Corporation as of the date of his termination.

(B)           If employment is terminated in conjunction with a change in the control of the Corporation, the Corporation will provide the Employee with severance pay under the circumstances specified in (1) and (2) of this subsection (8), and the conditions set forth in subsections 2(C) and (D) of tills Agreement. For the purposes of this Agreement, a "Change in Control" is defined as the sale of substantially all of the operating assets of the Corporation, the acquisition of more than fifty percent (50%) of the stock of the Corporation by a group of shareholders or an entity which acquires control of the Corporation (a "Purchaser"), or a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or more of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation.

(1)            If the Change in Control results in the involuntary termination of the Employee or results in the Employee electing within nine (9) months from the date of the Change in Control to terminate the Employee's employment for Good Reason (as defined in subsection 2(E)), the Corporation shall provide the Employee with severance pay in an amount that is equal to two and one-half times the Employee's annual Base Salary and shall pay the Employee any reasonably anticipated Performance Bonus for the fiscal year in which the Employee was terminated on a prorated basis.

(2)            If the Employee voluntarily terminates the Employee's employment without Good Reason (as defined in subsection 2(E)) within ninety (90) days after the Change in Control, the Corporation shall provide the Employee with six (6) months of Base Salary if the Employee has less than five (5) years of service with the Corporation as of the date of the Employee's termination and with twelve (12) months of Base Salary if the Employee has five (5) or more yean of service with the Corporation as of the date of the Employee's termination.

(C)           The severance pay provided for in subsections 2(A) and 2(B) of this Agreement shall be paid in equal monthly installments commencing immediately after the termination. Notwithstanding the foregoing, if at the time of the Employee's termination, the Employee is considered a 'specified employee' within the meaning of Section 409A(a)(2) of the Code, and if any payment that the Employee becomes entitled to under this Agreement would be considered deferred compensation subject to Section 409A of the code, then no such payment shall be payable prior to the date that is earlier of (1) six months and one day after employee's termination, or (2) the Employee's death, and the initial payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for application of this provision.

(D)           Notwithstanding anything to the contrary, (i) the amount of severance pay provided under this Agreement shall not under any circumstances exceed the limitations set forth in § 280G of the Code, and (ii) the Corporation's obligation to pay the severance pay provided for in this Section 2 shall be conditioned on the Employee's execution of a written release satisfactory to the Corporation.

(E)            For the purposes of subsection 2(B), "Good Reason" shall mean the occurrence of any of the following events: (1) a significant reduction of the Employee's duties, authority or responsibilities relative to the Employee's duties, authority or responsibilities as in effect immediately prior to such reduction; (2) the Purchaser requiring the Employee to relocate his primary work office to a facility or location more than fifty (50) miles from the Employee's then-present location; or (3) the Purchaser refusing to offer full time employment to the Employee on terms comparable to those provided by the Corporation prior to the acquisition.

3.              Compensation.

(A)           During the period from January 1, 2011 to December 31, 2011, the Corporation shall compensate the Employee for the Employee's services rendered hereunder by paying to the Employee an annual salary (the "Base Salary") of Two Hundred Eighty Two Thousand Dollars ($282,000.00), less any authorized or required payroll deductions. During the period from January 1, 2012 to December 31, 2012, the Employee's Base Salary shall be Two Hundred Ninety Thousand Four Hundred Sixty Dollars ($290,460.00), less any authorized or required payroll deductions. During the period from January 1, 2013 to December 31, 2013, the Employee's Base Salary shall be Two Hundred Ninety Nine Thousand One Hundred Seventy Four Dollars ($299,174.00), less any authorized or required payroll deductions. Thereafter, as long as this Agreement remains in effect, the annual Base Salary that the Corporation shall pay to the Employee for the Employee's services rendered hereunder will be Two Hundred Ninety Nine Thousand One Hundred Seventy Four Dollars ($299,174.00), less any authorized or required payroll deductions.

(B)           For each fiscal year of the Corporation during the term of this Agreement, provided that the Employee is employed under the terms of this Agreement as of the first day of the next fiscal year, the Corporation shall pay the Employee a "Performance Bonus," in addition to the Employee's Base Salary, calculated as follows:

(1)            Five percent (5%) of the Employee's Base Salary, provided the Aerostructures Division's Annual Income from Operations for such fiscal year is not less than sixty percent (60.0%) of its budgeted Annual Income from Operations; plus

(2)            Five percent (5%) of the Employee's Base Salary, provided the Aerostructures Division's Annual Income from Operations for such fiscal year is not less than one-hundred percent (100%) of its budgeted Annual Income from Operations; plus

(3)            Seventeen Hundredths percent (0.17%) of the Annual Income from Operations, provided the Corporation's Annual Income from Operations for such fiscal year is not less than sixty percent (60%) of its budgeted Annual Income from Operations.

For purposes of the calculation of the Performance Bonus, the Corporation's "Annual Income from Operations" means its annual income from operations, on a consolidated basis, for a given fiscal year, as determined by the firm of independent certified public accountants providing auditing services to the Corporation, using generally accepted accounting principles, consistently applied, and calculated without regard to (a) any bonus paid pursuant to employment contracts, and (b) any income or loss attributable to any other corporation or entity (including the assets of a corporation or entity that constitute an operating business) acquired by or merged into the Corporation subsequent to the effective date of this Agreement.

The Aerostructures Division's "Annual Income from Operations" means the Income from Operations of the Corporation, as determined in the preceding paragraph, less the Annual Income from Operations of D3 Technologies, Inc.

The Corporation shall pay to the Employee any Performance Bonus due the Employee hereunder not later than fifteen (15) days after the receipt by the Corporation of its annual audited financial statements, which the Corporation expects to receive within ninety (90) days after the end of each fiscal year of the Corporation.

(C)           In addition to the Base salary and Performance Bonus (if any), the Employee shall be entitled to receive such bonus compensation as the Board of Directors of the Corporation may authorize from time to time.

(D)           The Corporation retains the right to modify or adjust the manner in which the Performance Bonus is calculated in the event that the Corporation either acquires the assets of another entity, or any portion thereof, or sells its assets, or any portion thereof, to another entity.

(E)            The Employee acknowledges his understanding that notwithstanding anything to the contrary set forth in this Section 3 or otherwise herein, any Performance Bonus constituting "incentive based compensation," for purposes of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank Act") or any other compensation paid to the Employee hereunder that constitutes "incentive based compensation" shall be subject to recoupment pursuant to Section 954 of the Dodd-Frank Act and the Corporation's Policy for Recoupment, a copy of which is attached hereto as Exhibit A, as such policy may be modified from time to time to comply with Section 954 of the Dodd-Frank Act, and the rules and regulations promulgated thereunder.

4.              Duties of the Employee.

(A)           The Employee shall serve as Chief Operating Officer of the Aerostructures segment of the Corporation or in such other positions as may be determined by the Board of Directors of the Corporation, and the Employee shall perform such duties on behalf of the Corporation and its subsidiaries by such means, at such locations, and in such manner as may be specified from time to time by the officers or Board of Directors of the Corporation.

(B)           The Employee agrees to abide by and conform to all rules established by the Corporation applicable to its employees.

(C)           The Employee acknowledges that the Employee is being employed as a full-time employee, and the Employee agrees to devote so much of the Employee's entire time, attention and energies to the business of the Corporation as is necessary for the successful operation of the Corporation and shall endeavor at all times to improve the business of the Corporation. The Employee shall not accept any business commitments other than with the Corporation without the advance written consent of the Corporation's President.

5.             Expenses. During the period of the Employee's employment, except as otherwise specifically provided in this Agreement, the Corporation will pay directly, or reimburse the Employee for, all items of reasonable and necessary business expenses approved in advance by the Corporation if such expenses are incurred by the Employee in the interest of the business of the Corporation. The Corporation shall also reimburse the Employee for automobile expenses incurred by the Employee in the performance of the Employee's duties hereunder. The amount of such reimbursement shall be in accordance with the automobile expense reimbursement policy adopted (and as it may be modified from time to time) by the Corporation's Board of Directors. All such expenses paid by the Employee will be reimbursed by the Corporation upon presentation by the Employee, from time to time (but not less than quarterly), of an itemized account of such expenditures in accordance with the Corporation's policy for verifying such expenditures.

6.              Fringe Benefits.

(A)           The Employee shall be entitled to participate in any health, accident and life insurance program and other benefits which have been or may be established by the Corporation for salaried employees of the Corporation.

(B)           The Employee shall be entitled to an annual vacation without loss of compensation for such period as may be determined by the Board of Directors of the Corporation.

(C)           The Corporation shall furnish to the Employee during the term of the Employee's employment an automobile selected by the Corporation to aid the Employee in the performance of the Employee's duties. Upon agreement of the Corporation and the Employee, the Corporation may, in lieu of the automobile, provide the Employee with a Six Thousand Dollar ($6,000.00) annual automobile allowance.

7.              Covenants of the Employee.

(A)           During the term of the Employee's employment with the Corporation and for all time thereafter Employee covenants and agrees that Employee will not in any manner directly or indirectly, except as required in the Employee's duties to the Corporation, disclose or divulge to any person, entity, firm or company whatsoever, or use for the Employee's own benefit or the benefit of any other person, entity, firm or company, directly or indirectly, any knowledge, devices, information, trade secrets, techniques, customer lists, business plans or other data belonging to the Corporation or developed by the Employee on behalf of the Corporation during the Employee's employment with the Corporation, without regard to whether all of the foregoing matters will be deemed confidential, material or important, the parties hereto stipulating, as between them, that the same are important, material, confidential and the property of the Corporation (hereinafter "Confidential Information"), that disclosure of the same to or use of the same by third parties would greatly affect the effective and successful conduct of the business of the Corporation and the goodwill of the Corporation, and that any breach of the terms of this subsection (A) shall be a material breach of this Agreement.

(B)           During the term of the Employee's employment with the Corporation and for a period of one (1) year (the "Covenant Term") after cessation for whatever reason of such employment (except as hereinafter provided in subsection (C) of this Section 7, the Employee covenants and agrees that the Employee will not in any manner directly or indirectly:

(1)            solicit, divert, take away or interfere with any of the customers (or their respective affiliates or successors) of the Corporation;

(2)            engage directly or indirectly, either personally or as an employee, partner, associate partner, officer, manager, agent, advisor, consultant or otherwise, or by means of any corporate or other entity or device, in any business which is competitive with the business of the Corporation, For purposes of tills covenant, a business will be deemed competitive if it is conducted in whole or in part within any geographic area wherein the Corporation is engaged in marketing its products, and if it involves the design or manufacture of products for the aerospace industry that are the same or substantially similar to those designed or manufactured by the Corporation or if it is in any manner competitive, as of the date of cessation of the Employee's employment, with any business then being conducted by the Corporation or as to which the Corporation has then formulated definitive plans to enter;

(3)            induce any salesman, distributor, supplier, manufacturer, representative, agent, jobber or other person transacting business with the Corporation to terminate their relationship with the Corporation, or to represent, distribute or sell products in competition with products of the Corporation; or

(4)            induce or cause any employee of the Corporation to leave the employ of the Corporation.

(C)           The parties agree that the Covenant Term provided for in the preceding subsection (B) shall be:

(1)            reduced to six (6) months in event of a Change in Control (as that term is defined in subsection 2(B) herein); or

(2)            eliminated if the business currently operated by the Corporation is terminated and the assets of the Corporation are liquidated.

(D)           All the covenants of the Employee contained in this Section 7 shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of these covenants.

(E)            It is the intention of the parties to restrict the activities of the Employee under this Section 7 only to the extent necessary for the protection of legitimate business interests of the Corporation, and the parties specifically covenant and agree that should any of the provisions set forth therein, under any set of circumstances not now foreseen by the parties, be deemed too broad for such purpose, said provisions will nevertheless be valid and enforceable to the extent necessary for such protection.

8.             Documents. Upon cessation of the Employee's employment with the Corporation, for whatever reason, all documents, records (including without limitation, customer records), notebooks, invoices, statements or correspondence, including copies thereof, relating to the business of the Corporation then in the Employee's possession, whether prepared by the Employee or others, will be delivered to and left with the Corporation, and the Employee agrees not to retain copies of the foregoing documents without the written consent of the Corporation.

9.             Remedies. In the event of the breach by the Employee of any of the terms of this Agreement, notwithstanding anything to the contrary contained in this Agreement, the Corporation may terminate the employment of the Employee in accordance with the provisions of Section 2 of this Agreement. It is further agreed that any breach or evasion of any of the terms of this Agreement by the Employee will result in immediate and irreparable injury to the Corporation and will authorize recourse to injunction and/or specific performance as well as to other legal or equitable remedies to which the Corporation may be entitled. In addition to any other remedies that it may have in law or equity, the Corporation also may require an accounting and repayment of all profits, compensation, remuneration or other benefits realized, directly or indirectly, as a result of such breaches by the Employee or by a competitor's business controlled, directly or indirectly, by the Employee. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy and each and every remedy given hereunder or now or hereafter existing at law or in equity by statute or otherwise. The election of any one or more remedies by the Corporation shall not constitute a waiver of the right to pursue other available remedies. The Employee expressly agrees to pay all reasonable costs and attorneys' fees incurred by the Corporation in order to enforce the Employee's obligations under this Agreement, regardless of whether litigation is commenced or prosecuted to a judgment.

10.            Severability. All agreements and covenants contained herein are severable, and in the event any of them shall be held to be invalid by any court of competent jurisdiction, this Agreement, subject to subsection 7(E) hereof, shall continue in full force and effect and shall be interpreted as if such invalid agreements or covenants were not contained herein.

11.            Entire Agreement. This Agreement constitutes the entire agreement between the Corporation and the Employee with respect to the subject matter hereof and supersedes all prior proposals, negotiations, representations, communications, writings, outlines and agreements between the Corporation and the Employee with respect to the subject matter hereof, whether oral or written, which shall be of no further force and effect. No amendments to this Agreement, except as expressly provided, herein to the contrary, may be made except by a writing signed by both parties

12.            Waiver or Modification. No waiver or modification of this Agreement or of any covenant, condition or limitation herein shall be valid unless in writing and duly executed by the party to be charged therewith, and no evidence of any waiver or modification shall be offered or received in evidence in any proceeding, arbitration or litigation between the parties hereto arising out of or affecting this Agreement, or the rights or obligations of the parties hereunder, unless such waiver or modification is in writing, duly executed as aforesaid, and the parties further agree that the provisions of this section may not be waived except as herein set forth. Failure of the Corporation to exercise or otherwise act with respect to any of its rights hereunder in the event of a breach of any of the terms or conditions hereof by the Employee shall not be construed as a waiver of such breach nor prevent the Corporation from thereafter enforcing strict compliance with any and all of the terms and conditions hereof.

13.            Assignability. This Agreement may be assigned by the Corporation to another entity which purchases substantially all of the assets of the Corporation or acquires a majority of the stock of the Corporation. The services to be performed by the Employee hereunder are personal in nature and, therefore, the Employee shall not assign the Employee's rights or delegate the Employee's obligations under this Agreement, and any attempted or purported assignment or delegation not herein permitted shall be null and void,

14.            Successors. Subject to the provisions of Section 13, tills Agreement shall be binding upon and shall inure to the benefit of the Corporation and the Employee and their respective heirs, executors, administrators, legal administrators, successors and assigns.

15.            Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered personally, by over-night courier, or by certified or registered mail, return receipt requested, if to the Corporation, to:

Ronald S. Saks, CEO
LMI Aerospace, Inc.
P.O. Box 900
St. Charles, MO 63302-0900

and, if to the Employee, to:

Robert T. Grah
2132 Meadow Valley Dr.
Innsbrook, MO 63390

or to such other address as may be specified by either of the parties in the manner provided under this Section 15.

16.            Construction. This Agreement shall be deemed for all purposes to have been made in the State of Missouri and shall be governed by and construed in accordance with the laws of the Stale of Missouri, notwithstanding either the place of execution hereof, nor the performance of any acts in connection herewith or hereunder to any other jurisdiction.

17.            Venue. The parties hereto agree that any suit filed arising out of or in connection with this Agreement shall be brought only in the United States District Court for the Eastern District of Missouri, unless that court lacks jurisdiction, in which case such action shall be brought only in the Circuit Court for St. Louis Charles County, Missouri.

18.            Disclosure of Existence of Agreement. To preserve the Corporation's rights under this Agreement, the Corporation may advise any third party of the existence of this Agreement and its terms, and the Employee specifically releases and agrees to indemnify and hold the Corporation harmless from any liability for doing so.

19.            Opportunity to Review. The Employee acknowledges his understanding that this Agreement was prepared by Gallop, Johnson & Neuman, L.C., ("GJN") as counsel for the Corporation and further acknowledges his understanding that in such capacity, GJN has acted solely as counsel for the Corporation and does not represent the Employee.  Additionally, the Employee hereby acknowledges and represents that he has had the opportunity to review this Agreement and to seek advice of counsel of his choosing to represent the interests of the Employee prior to his execution hereof.

The parties have executed this Agreement as of January 1, 2011.

LMI AEROSPACE, INC.

("Corporation")

By:	/s/ Ronald S. Saks
Ronald S. Saks

/s/ Robert T. Grah
Robert T. Grah
(the "Employee")

Exhibit A

LMI Aerospace, Inc.

Policy for Recoupment of Incentive Compensation

If LMI Aerospace, Inc. (the "Corporation") is required to prepare an accounting restatement for any fiscal quarter or year commencing after May 31, 2010 due to the material non-compliance of the Corporation with any financial reporting requirement under the securities laws, the Corporation shall recover any incentive-based compensation (including stock options) paid to any current or former executive officer during the three-year period preceding the date on which the Corporation is required to prepare a restatement. The amount to be recovered is the excess of the amount originally paid to the executive officer based on the incorrect financial statements over the amount that would have been paid under the restated financials.

This Policy for Recoupment of Incentive Compensation ("Policy") is intended to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Clawback Provision"). Accordingly, to the extent of any inconsistency between this Policy and of the Dodd-Frank Clawback Provision, the Dodd-Frank Clawback Provision shall prevail. Additionally, to the extent drat future rules and regulations are promulgated by the Securities and Exchange Commission or any other federal regulatory agency that would add to, modify or supplement the Dodd-Frank Clawback Provision (each, a "Modification"), then this Policy shall be deemed modified to the extent required to make this Policy consistent with the Dodd-Frank Clawback Provision, giving effect to such revision as of the date upon which such Modification becomes or would otherwise be deemed to be effective.